P R E S S A N N O U N C E M E N T

Investor Contact:	Press Contact:
Brian Flanagan	Erica Burns
Progress Software	Progress Software
1 781 280 4817	+1 888 365 2779 (x3135)
flanagan@progress.com	erica.burns@progress.com

Progress Appoints Jerry Rulli Chief Operating Officer
New role will strategically align business to continue growth trajectory

BEDFORD, MA, July 1, 2015 (BUSINESSWIRE) — Progress (NASDAQ: PRGS), a global software company that simplifies and enables the development, deployment and management of business applications, today announced that Jerry Rulli, president, OpenEdge Business Unit, has been appointed Chief Operating Officer. As Chief Operating Officer, Rulli will be responsible for the alignment of business unit priorities, go-to-market strategies and ensuring operational excellence across the company. Rulli will continue to report to Phil Pead, President and CEO.

Effective immediately, Rulli will assume responsibility for driving the operations of the three Progress business units. Rulli will continue to manage OpenEdge on a day-to-day basis, Michael Benedict, president, will continue to lead Data Connectivity and Integration, and Karen Tegan Padir, president, will continue to lead Application Development and Deployment. Benedict and Padir will now report to Rulli.

"Jerry is a seasoned and trusted leader who consistently delivers results.  He brings a diverse set of leadership skills, extensive operational expertise and a track record of success that we will leverage across the company," said Pead. "I have tremendous confidence in Jerry’s ability to align the priorities of the three Progress business units in a way that leverages our market leadership position and strong customer base."

Rulli joined Progress in August 2014 as President, OpenEdge Business Unit, and in that capacity, has led the company’s flagship business through three quarters of solid growth. Rulli has also been instrumental in expanding Progress partner programs and international presence and in leveraging the services capabilities acquired as part of the BravePoint acquisition to provide partners with a path to modernization. Rulli has more than thirty years of experience in the software and technology industry, having served in executive positions at Iron Mountain and Infor.

"The strategy and future direction for Progress have never been more compelling. We have won the hearts and minds of our customers and our base is growing exponentially," said Rulli.  "I am incredibly energized to help lead the company to its next phase of innovation fueled by operational excellence."

Progress

Progress (NASDAQ: PRGS) is a global software company that simplifies the development, deployment and management of business applications on-premise or in the cloud, on any platform or device, to any data source, with enhanced performance, minimal IT complexity and low total cost of ownership. Progress can be reached at www.progress.com or 1-781-280-4000.

1